Exhibit 99.1

FOR IMMEDIATE RELEASE

RMS MEDICAL PRODUCTS NAMES R. JOHN FLETCHER CHAIRMAN OF THE BOARD

CHESTER, NY – September 30, 2019 - Repro Med Systems, Inc. dba RMS Medical Products (“RMS Medical”) (OTCQX: REPR) today announced that R. John Fletcher has been appointed Chairman of the Board. Mr. Fletcher succeeds Daniel S. Goldberger who has resigned as Executive Chairman of RMS Medical in connection with his appointment as Chief Executive Officer of a bioelectronic medical device company. Mr. Goldberger will remain with RMS Medical as a non-executive member of the Board of Directors.

Mr. Fletcher, who joined RMS Medical as an independent board member in May 2019, has more than 35 years of healthcare and medical device experience. He joined the Board of Directors of publicly traded medical device company Spectranetics Corporation in 2002 and served as the company’s Chairman from 2010-2017. Spectranetics was acquired by Royal Philips in 2017 for $2.2 billion representing a 7x increase in share price during his tenure as Chairman. Mr. Fletcher was named 2018 Director of the Year by The National Association of Corporate Directors (NACD) for his work at Spectranetics. He currently serves as CEO and Managing Director of Fletcher Spaght Inc., a strategy consulting and venture capital firm, which he founded in 1983.

“We are thrilled to announce John’s elevation to Chairman of RMS Medical,” said Don Pettigrew, President & CEO. “As a member of our board, we have benefited from John’s vision, perspective, deep industry experience, and informed counsel. We will continue to draw on John’s leadership to help RMS Medical grow and evolve as a preferred provider of innovative home and specialty infusion products.”

“I am honored to take on this new role,” said Mr. Fletcher. “These are exciting times for both RMS Medical and the home infusion industry. I look forward to working with my board colleagues and the management team to achieve our long-term objectives to maximize value for shareholders.”

Mr. Pettigrew concluded, “We would like to thank Dan for all he has contributed to RMS Medical’s growth and look forward to his continuing support as a member of the board.”

About RMS Medical Products

RMS Medical develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information about RMS Medical, please visit https://www.rmsmedicalproducts.com.

Forward-Looking Statements

The statements contained herein include prospects, statements of future expectations and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Factors that may cause actual results to differ materially from current expectations and other risks are discussed in RMS Medical’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC and RMS Medical’s website. RMS Medical undertakes no obligation to update any forward-looking statements.

Contacts:

The Equity Group Inc.
Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto: dsullivan@equityny.com	kahl@equityny.com